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EXHIBIT 21

SUBSIDIARIES OF REGAL CINEMAS CORPORATION	JURISDICTION OF ORGANIZATION
Act III Cinemas, Inc.	Delaware
Act III Inner Loop Theatres, Inc.	Delaware
Act III Theatres, Inc.	Delaware
A 3 Theatres of San Antonio, Ltd.	Texas
A 3 Theatres of Texas, Inc.	Delaware
Broadway Cinema, Inc.	Oregon
Clark-Regal, LLC	California
Cobb Finance Corp.	Alabama
Eastgate Theatres, Inc.	Oregon
Edwards Theatres, Inc.	California
Florence Theatre Corporation	California
General American Theatres, Inc.	Oregon
Green Hills Commons, LLC	Tennessee
J.R. Cinemas, Inc.	Oregon
Morgan Edwards Theatre Corporation	California
R.C. Cobb, Inc.	Alabama
Regal Cinemas Group, Inc.	Delaware
Regal Cinemas Holdings, Inc.	Delaware
Regal Cinemas, Inc.	Tennessee
Regal Investment Company	Delaware
TEMT Alaska, Inc.	Alaska
United Cinema Corporation	California

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  EXHIBIT 21